SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                            GUARANTY BANCSHARES, INC.
                (Name of Registrant as Specified in its Charter)


      _____________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4.    Proposed maximum aggregate value of transaction:

      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
      2.    Form, Schedule or Registration Statement No.:
      3.    Filing Party:
      4.    Date Filed:

                            GUARANTY BANCSHARES, INC.

                                100 WEST ARKANSAS
                           MOUNT PLEASANT, TEXAS 75455

                  NOTICE OF 2000 ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON TUESDAY, APRIL 18, 2000


Shareholders of Guaranty Bancshares, Inc.:

      The 2000 Annual Meeting of Shareholders (the "Meeting") of Guaranty Bancshares, Inc. (the "Company") will be held at 100 West Arkansas, Mount Pleasant, Texas, on Tuesday, April 18, 2000, beginning at 2:00 p.m. (local time), for the following purposes:

      1. To elect two directors of Class III to serve on the Board of Directors of the Company until the Company's 2003 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

      2. To consider and act upon a proposal to ratify the appointment of Fisk & Robinson, P.C. as the independent auditors of the books and accounts of the Company for the year ending December 31, 2000; and

      3. To transact such other business as may properly come before the meeting or any adjournment thereof.


      The close of business on March 8, 2000 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting or at any adjournments thereof. A list of shareholders entitled to vote at the Meeting will be available for inspection by any shareholder at the offices of the Company during ordinary business hours for a period of at least ten days prior to the Meeting.

      You are cordially invited and urged to attend the Meeting. If you are unable to attend the Meeting, you are requested to sign and date the enclosed proxy and return it promptly in the enclosed envelope. If you attend the Meeting, you may vote in person, regardless of whether you have given your proxy. Your proxy may be revoked at any time before it is voted.

                                    By order of the Board of Directors,


                                    /s/ ARTHUR B. SCHARLACH, JR.
                                        Arthur B. Scharlach, Jr.
                                        President

Mount Pleasant, Texas
March 17, 2000

                             YOUR VOTE IS IMPORTANT.

      TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE AT YOUR EARLIEST CONVENIENCE, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING. NO ADDITIONAL POSTAGE IS NECESSARY IF THE PROXY IS MAILED IN THE UNITED STATES. THE PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS VOTED AT THE MEETING.

                            GUARANTY BANCSHARES, INC.
                                100 WEST ARKANSAS
                           MOUNT PLEASANT, TEXAS 75455


                                 MARCH 17, 2000

                            ------------------------

                                 PROXY STATEMENT
                                       FOR
                       2000 ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON TUESDAY, APRIL 18, 2000

                            ------------------------


                SOLICITATION, REVOCABILITY AND VOTING OF PROXIES

      This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Guaranty Bancshares, Inc. (the "Company") for use at the 2000 Annual Meeting of Shareholders of the Company to be held at 100 West Arkansas, Mount Pleasant, Texas, on Tuesday, April 18, 2000, beginning at 2:00 p.m. (local time), and any adjournment thereof (the "Meeting") for the purposes set forth in this Proxy Statement and the accompanying Notice of 2000 Annual Meeting of Shareholders ("Notice of Meeting"). This Proxy Statement, the Notice of Meeting and the enclosed form of proxy will first be sent to shareholders on or about March 17, 2000.

VOTING OF PROXIES

      Shares represented at the Meeting by an executed and unrevoked proxy in the form enclosed will be voted in accordance with the instructions contained therein. If no instructions are given on an executed and returned form of proxy, the proxies intend to vote the shares represented thereby in favor of each of the proposals to be presented to and voted upon by the shareholders as set forth herein.

      The Board of Directors knows of no other matters to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote may be properly taken, shares represented by an executed and unrevoked proxy received by the Board of Directors may be voted with respect thereto in accordance with the judgment of the proxies. The proxy also confers on the proxies the discretionary authority to vote with respect to any matter presented at the Meeting for which advance notice was not received by the Company in accordance with the Company's Bylaws.

REVOCABILITY OF PROXIES

      Any proxy given by a shareholder may be revoked by such shareholder at any time before it is exercised by submitting to the Secretary of the Company a duly executed proxy bearing a later date, delivering to the Secretary of the Company a written notice of revocation, or attending the Meeting and voting in person.

SOLICITATION

      The cost of this solicitation of proxies is being borne by the Company. Solicitations will be made only by the use of the mail, except that, if deemed desirable, officers and regular employees of the Company may solicit proxies by telephone, telegraph or personal calls, without being paid additional compensation for such services. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the common stock, par value $1.00 per share, of the Company (the "Common Stock") held of record by such persons, and the Company will reimburse them for their reasonable expenses incurred in this connection.

ANNUAL REPORT

      The Company's Annual Report to Shareholders, including financial statements, for the year ended December 31, 1999, accompanies but does not constitute part of this Proxy Statement.


                         VOTING SHARES AND VOTING RIGHTS

      Only holders of record of Common Stock at the close of business on March 8, 2000 (the "Record Date"), are entitled to notice of and to vote at the Meeting and any adjournments or postponements thereof. At that time, there were outstanding 3,250,016 shares of Common Stock, which is the only outstanding class of voting securities of the Company. A majority of the outstanding shares of Common Stock must be represented at the Meeting in person or by proxy in order to constitute a quorum for the transaction of business. Each holder of Common Stock shall have one vote for each share of Common Stock registered, on the Record Date, in such holder's name on the books of the Company.

      The affirmative vote of the holders of a plurality of the outstanding shares of Common Stock represented at the Meeting is required to elect the Class III nominees to the Board of Directors. There will be no cumulative voting in the election of directors. Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. An abstention, a non-vote or a withholding of authority to vote with respect to one or more nominees for director will not have the effect of a vote against such nominee or nominees.

      The affirmative vote of the holders of a majority of the outstanding shares of Common Stock represented at the Meeting is required to approve the appointment of the auditors. An abstention or a non-vote will have the effect of a vote against the appointment.


                              ELECTION OF DIRECTORS

ELECTION PROCEDURES; TERM OF OFFICE

      The Board of Directors currently consists of eight directors. In accordance with the Company's Amended and Restated Bylaws, members of the Board of Directors are divided into three classes, Class I, Class II and Class III. The members of each class are elected for a term of office to expire at the third succeeding annual meeting of shareholders following their election. The term of office of the current Class III directors expires at the Meeting. The terms of the current Class I and Class II directors expire at the annual meeting of shareholders in 2001 and 2002, respectively. The three Class III nominees, if elected at the Meeting, will serve until the annual meeting of shareholders in 2003.

      The Board of Directors has nominated Bill G. Jones and Weldon Miller for election as Class III directors at the Meeting. Messrs. Jones and Miller are currently serving as Class III directors.

      The Class III nominees receiving the affirmative vote of the holders of a plurality of the shares of Common Stock represented at the Meeting will be elected. Unless the authority to vote for the election of directors is withheld as to one or both of the nominees, all shares of Common Stock represented by proxy will be voted FOR the election of the nominees. If the authority to vote for the election of directors is withheld as to one but not both of the nominees, all shares of Common Stock represented by any such proxy will be voted FOR the election of the nominee as to whom such authority is not withheld.

      If a nominee becomes unavailable to serve as a director for any reason before the election, the shares represented by proxy will be voted for such other person, if any, as may be designated by the Board of Directors. The Board of Directors, however, has no reason to believe that any nominee will be unavailable to serve as a director. All of the nominees have consented to being named herein and to serve if elected.

      Any director vacancy occurring after the election may be filled only by a majority of the remaining directors, even if less than a quorum of the Board of Directors. A director elected to fill a vacancy will be elected for the unexpired portion of the term of his predecessor in office.

NOMINEES FOR ELECTION

      The following table sets forth certain information with respect to each nominee for election as a director of the Company:

                                           POSITIONS WITH COMPANY AND
NAME                         AGE           GUARANTY BANK (THE "BANK")
----                         ---           --------------------------
Bill G. Jones                70      Chairman of the Board, Class III Director
                                     and Chief Executive Officer of the
                                     Company; Chairman of the Board of the Bank

Weldon Miller                64      Class III Director of the Company; Director
                                     of the Bank

      BILL G. JONES. Mr. Jones joined the Bank as President and a director in 1969 and became Chairman of the Board in 1979. He retired as an officer of the Bank in 1996 but continues to serve as Chairman of the Board. Mr. Jones has been Chairman of the Board of the Company since 1992 and Chief Executive Officer of the Company since its formation in 1980.

      WELDON MILLER. Mr. Miller became a director of the Company in 1980 and has served as a director of the Bank since 1969. Mr. Miller has been the President of Everybody's Furniture Company in Mount Pleasant, Texas for more than the past five years.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.

                   CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth certain information with respect to the Company's Class I and Class II directors, whose terms of office do not expire at the Meeting, and certain officers of the Company (other than Mr. Bill G. Jones):


     NAME                             POSITIONS                            AGE
     ----                             ---------                            ---
John A. Conroy........... Class I Director of the Company; Director of      82
                          the Bank

Jonice  Crane............ Class II Director of the Company; Director of     73
                          the Bank

C. A. Hinton, Sr......... Class II Director of the Company; Director of     76
                          the Bank

Clifton A. Payne......... Class I Director, Senior Vice President and       42
                          Controller of the Company; Director,
                          Executive Vice President and Chief Financial
                          Officer of the Bank

Arthur B. Scharlach, Jr.. Class II Director and President of the            60
                          Company; Director, President and Chief
                          Executive Officer of the Bank

D.R. Zachry, Jr.......... Class I Director of the Company; Director of      76
                          the Bank


      JOHN A. CONROY. Mr. Conroy has served as a director of the Company since it was formed in 1980 and as a director of the Bank since 1975. Mr. Conroy has been the owner of Conroy Ford Tractor Company in Mount Pleasant, Texas for more than the past five years.

      JONICE CRANE. Ms. Crane joined the Bank in 1943 and had 53 years of continuous service until her retirement as an officer of the Bank in 1996. She served as an Executive Vice President of the Bank from 1971 to 1996 and has served as a director of the Bank since 1971 and a director of the Company since its inception.

      C.A. HINTON, SR. Mr. Hinton has served as a director of the Bank since 1960 and as a director of the Company since it was formed in 1980. Mr. Hinton has been the Chairman of Hinton Production Company in Mount Pleasant, Texas for more than the past five years.

      CLIFTON A. PAYNE. Mr. Payne joined the Bank in 1984 after four years in private practice as a Certified Public Accountant. He became a Vice President of the Bank in 1986 and was elected an Executive Vice President in 1996 and Chief Financial Officer in 1998. In 1995, Mr. Payne was elected to the Board of Directors of the Company and the Bank. Mr. Payne is also a Senior Vice President and Controller of the Company.

      ARTHUR B. SCHARLACH, JR. Mr. Scharlach is the President and a director of the Company and President, Chief Executive Officer and a director of the Bank. He joined the Bank in 1970 as a Vice President and Loan Officer and was elected to the Bank's Board of Directors in 1971. He was elected a Senior Vice President of the Bank in 1974, President in 1979, Chief Operating Officer in 1983 and Chief Executive Officer in 1989. He has served as a director of the Company since its inception and as President since 1992. Mr. Scharlach is a director and Vice Chairman of Texas Independent Bank, Dallas, Texas.

      D.R. ZACHRY, JR. Mr. Zachry has served as a director of the Bank since 1957 and as a director of the Company since its inception. He has been retired for more than the past five years.

      Each officer of the Company is elected by the Board of Directors of the Company and holds office until his successor is duly elected and qualified or until his or her earlier death, resignation or removal.

OPERATION OF THE BOARD OF DIRECTORS

      The Board of Directors of the Company held 12 meetings during 1999. There was no director who attended less than 75% of the aggregate of the (i) total number of meetings of the Board and (ii) total number of meetings held by committees on which he served, except for Mr. Zachry, who attended 72% of such meetings.

      The Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee reviews the general scope of the audit conducted by the Company's independent auditors and matters relating to the Company's internal control systems. In performing its function, the Audit Committee meets separately with representatives of the Company's independent auditors and with representatives of senior management. During 1999, the Audit Committee held 5 meetings. The Audit Committee is comprised of Messrs. Conroy and Miller and Ms. Crane, each of whom is an outside director.

      The Compensation Committee is responsible for making recommendations to the Board of Directors with respect to the compensation of the Company's executive officers and is responsible for the establishment of policies dealing with various compensation and employee benefit matters. The Compensation Committee also administers the Company's stock option plans and makes recommendations to the Board of Directors as to option grants to Company employees under such plans. During 1999, the Compensation Committee held 6 meetings. The Compensation Committee is comprised of Messrs. Hinton (Chairman) and Miller and Ms. Crane, each of whom is an outside director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The Compensation Committee consists of Jonice Crane, C.A. Hinton, Sr., and Weldon Miller, each of whom is an outside director of the Company. During 1999, no member of the Compensation Committee was an officer or employee of the Company or the Bank. Ms. Crane served as an Executive Vice President of the Bank until 1996.

DIRECTOR COMPENSATION

      Directors of the Company receive fees for attending Company Board meetings. Inside directors are paid $175 for each meeting attended, and outside directors are paid $400 for each meeting attended. The Board of Directors of the Bank also meets monthly. Inside directors of the Bank are paid $375 for each meeting of the Bank's Board of Directors attended, and outside directors are paid $400 for each meeting attended. An Executive Committee meets weekly and consists of all members of the Board of Directors of the Company. Inside directors are paid $225 for each Executive Committee meeting attended and outside directors are paid $250 for each Executive Committee meeting attended.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

SUMMARY COMPENSATION TABLE

      The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chairman of the Board and Chief Executive Officer and each of the other five most highly compensated executive officers of the Company and the Bank (determined as of the end of the last fiscal year) for each of the three fiscal years ended December 31, 1999:


           NAME AND                                            ALL OTHER
      PRINCIPAL POSITION       YEAR        SALARY    BONUS    COMPENSATION
------------------------------ ----       --------------------------------
Bill G. Jones................. 1999       $ 48,000    $16,400    $ 40,156(1)
  Chairman of the Board and    1998         48,000     13,900      39,968
  Chief Executive Officer      1997         48,000     24,159      40,733

Arthur B. Scharlach, Jr....... 1999        219,933     69,605     101,809(2)
  President                    1998        207,600     61,191      42,226
                               1997        195,994     51,916      14,750

Clifton A. Payne.............. 1999        106,400     43,930      15,497(3)
  Senior Vice President and    1998         96,800     37,382      13,657
  Controller                   1997         86,476     28,587       8,630

Devry W. Garrett.............. 1999        134,250     17,925      15,441(4)
  Legal Officer of the Bank    1998        127,604     19,763      14,694
                               1997        121,988     17,949      10,495

Russell L. Jones.............. 1999        107,400     40,430      14,841(5)
  Senior Vice President        1998         93,800     36,871      13,043
                               1997         86,178     28,752       7,762

Byron Rhea.................... 1999        100,666     37,615      14,450(6)
  Executive Vice President of  1998         92,971     32,716      11,869
  the Bank                     1997         85,176     26,586       7,784
------------------
(1) Consists of contributions by the Company to the 401(k) Plan of $4,830, $4,642 and $5,412 in 1999, 1998 and 1997, respectively, and the payment of $35,326, $35,326 and $35,321 in 1999, 1998 and 1997, respectively in connection with a supplemental retirement plan.

(2) Consists of contributions by the Company to the 401(k) Plan of $12,000, $12,290 and $14,750 in 1999, 1998 and 1997, respectively, and the payment of $89,809 and $29,936 in 1999 and 1998, respectively, in connection with a salary continuation plan.

(3) Consists of contributions by the Company to the 401(k) Plan of $11,313, $10,064 and $8,630 in 1999, 1998 and 1997, respectively, and the payment of $4,184 and $3,593 in 1999 and 1998, respectively, in connection with an incentive retirement plan.

(4) Consists of contributions by the Company to the 401(k) Plan of $11,413, $10,904 and $10,495 in 1999, 1998 and 1997, respectively, and the payment of $4,028 and $3,790 in 1999 and 1998, respectively, in connection with an incentive retirement plan.

(5) Consists of contributions by the Company to the 401(k) Plan of $10,617, $9,577 and $7,762 in 1999, 1998 and 1997, respectively, and the payment of $4,224 and $3,466 in 1999 and 1998, respectively, in connection with an incentive retirement plan.

(6) Consists of contributions by the Company to the 401(k) Plan of $10,423, $8,462 and $7,784 in 1999, 1998 and 1997, respectively, and the payment of $4,027 and $3,407 in 1999 and 1998, respectively, in connection with an incentive retirement plan.

STOCK OPTION PLAN

      The Company's Board of Directors and shareholders approved the Guaranty Bancshares, Inc. 1998 Stock Incentive Plan in 1998 (the "1998 Plan") which authorizes the issuance of up to 1,000,000 shares of Common Stock under both "non-qualified" and "incentive" stock options to employees and "non-qualified" stock options to directors who are not employees. Generally, under the 1998 Plan it is intended that the options will vest 60% at the end of the third year following the date of grant and an additional 20% at the end of each of the two following years; however, an individual option may vest as much as 20% at the end of the first or second year following the date of grant if necessary to maximize the "incentive" tax treatment to the optionee for the particular option being granted. Options under the 1998 Plan generally must be exercised within 10 years following the date of grant or no later than three months after optionee's termination with the Company, if earlier. The 1998 Plan also provides for the granting of restricted stock awards, stock appreciation rights, phantom stock awards and performance awards on substantially similar terms. No options or other awards have been granted under the 1998 Plan. The 1998 Plan provides that in the event of a change in control of the Company, all options granted immediately vest and become exercisable. In addition, the 1998 Plan permits the Compensation Committee, which administers the 1998 plan, discretion in the event of a change in control to modify in certain respects the terms of awards under the 1998 Plan, including (i) providing for the payment of cash in lieu of such award, (ii) limiting the time during which an option may be exercised, (iii) making adjustments to options to reflect the change in control and (iv) providing that options shall be exercisable for another form of consideration in lieu of the Common Stock pursuant to the terms of the transaction resulting in a change in control.

      In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("SFAS 123"). This statement established fair value based accounting and reporting standards for all transactions in which a company acquires goods or services by issuing its equity investments, which includes stock-based compensation plans. Under SFAS 123, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Fair value of stock options is determined using an option- pricing model. This statement encourages companies to adopt as prescribed the fair value based method of accounting to recognize compensation expense for employee stock compensation plans. Although it does not require the fair value based method to be adopted, a company must comply with the disclosure requirements set forth in the statement. The Company has continued to apply accounting in Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, ("APB 25") and related Interpretations, and, accordingly, provides the pro forma disclosures of net income and earnings per share.

BONUS PLAN

      The Company has established an incentive compensation program (the "Bonus Plan") for its officers, including executive officers, and employees of the Company and the Bank which provides for a bonus pool in an amount based on a graduated percentage of the Bank's return on equity. For 1999, the bonus pool was funded with 10% of after-tax income if the Bank achieved a return on equity of 10.9%. The bonus pool increases to a maximum of 14.5% of after-tax income if the Bank's return on equity was 14.9% or greater. The Bank's return on equity for 1999 is 14.7% for the year. The percent of after-tax income used to fund the bonus pool and the minimum return on equity requirements are determined annually by the Board of Directors based on the Company's budget for that year. Allocation of the bonus pool is in the discretion of the Board of Directors and is generally based on management's recommendations regarding an employee's merit. The bonus pool was $630,000, $559,000 and $306,000 in 1999, 1998 and
1997, respectively.

BENEFIT PLANS

      EMPLOYEE STOCK OWNERSHIP PLAN. Effective January 1, 1992, the Board of Directors of the Company voted to restate the existing 401(k) profit sharing (defined contribution) plan as an Employee Stock Ownership Plan (with 401(k) provisions) ("401(k) Plan"). The 401(k) Plan covers substantially all employees of the Company and six persons, three of whom are members of the Board of Directors, serve as trustees. The 401(k) Plan calls for an employer matching contribution on behalf of each 401(k) Plan participant of up to 4.0% of such participant's qualified compensation. Contributions to the 401(k) Plan charged to expenses totaled approximately $294,000, $271,000 and $234,000 in 1999, 1998, 1997, respectively. At December 31, 1999, the book value of 401(k) Plan assets was approximately $7.0 million, with an approximate market value of $6.7 million.

      SUPPLEMENTAL RETIREMENT PLAN. In 1992, the Company established a non-qualified, non-contributory retirement plan for an executive officer who retired from the Bank in 1996. The plan generally provides benefits equal to amounts payable under the Bank's retirement plan and certain social security benefits to aggregate a predetermined percentage of the executive officer's average salary over the five year period immediately prior to his retirement. The Company contributes to the retirement plan on a non-funded basis. Plan expenses totaled approximately $17,000, $18,000 and $20,000 in 1999, 1998 and 1997 respectively.

      EXECUTIVE INCENTIVE RETIREMENT PLAN. In 1998, the Company established a non-qualified, non-contributory incentive retirement plan for certain executive officers of the Company and the Bank. The plan provides retirement benefits in amounts based on a selected percentage of salary, which varies depending upon each officer's responsibility and longevity with the Company or the Bank. The percentage of salary which will be contributed to the retirement plan by the Company will be determined by the earnings performance of the Company, however, no contribution will be made in any given year in which the Company's earnings do not meet the target performance goal for that year. The plan is non-funded. Plan expenses totaled approximately $23,000 and $18,000 in 1999 and 1998, respectively.

      SALARY CONTINUATION PLAN. In August 1998, the Company established a non-qualified, non-contributory salary continuation plan for the Company's President, Arthur B. Scharlach, Jr. The plan is designed to provide benefits over a ten year period equal to 75% of Mr. Scharlach's projected compensation at retirement as adjusted for amounts payable under the Company's retirement plan and certain social security benefits. The plan is non-funded. Plan expenses totaled approximately $90,000 and $30,000 in 1999 and 1998, respectively.

          BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The following is a report from the Compensation Committee of the Company describing the policies pursuant to which compensation was paid to executive officers of the Company and the Bank during 1999.

      The Compensation Committee of the Board of Directors is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies. C. A. Hinton, Sr. (Chairman), Weldon Miller and Jonice Crane serve on the Compensation Committee. The Compensation Committee prepares a report which sets forth the components of the Company's executive officer compensation program and describes the basis on which the 1999 compensation determinations were made by the Compensation Committee with respect to the executive officers of the Company and the Bank.

COMPENSATION PHILOSOPHY AND BASE SALARY

      The Company believes that compensation of its executive officers should enhance and reinforce the goals of the Company for profitable growth and continuation of a sound overall condition by providing key employees with additional financial rewards for the attainment of such growth and stable financial and operating conditions. The Compensation Committee believes that these goals are best supported by rewarding individuals for outstanding contributions to the Company's success and by compensating its executive officers competitively with the compensation of similarly situated executive officers.

      The base salary levels for each executive officer are determined by comparisons to salary levels for executive officers of banks and bank holding companies of similar size in the Company's market areas. In addition, the Compensation Committee takes into account individual experience, individual performance, individual potential, cost of living considerations and specific issues particular to the Company. Base salary levels approximate the median level of such comparative rates and are considered by the Compensation Committee to be competitive and reasonable.

BONUS PLAN

      In addition to the base salary, the Company has the Bonus Plan which provides that certain officers, including executive officers, of the Company and the Bank will receive incentive compensation in an amount based on both individual consideration and Company performance. The aggregate amount of bonus awarded to all eligible participants is based on the funding of the bonus pool. The bonus pool is funded on a graduated scale, with the maximum funding granted only if the Bank achieves a certain return on equity, as determined annually by the Board of Directors. For 1999, the maximum funding occurred if the Bank's return on equity was 14.9% or greater. The bonus pool is allocated among all employees, including executive officers, of the Company and the Bank based on a number of factors including level of responsibility, individual performance and Company and Bank performance.

CONTRIBUTORY PROFIT SHARING PLAN

      In addition, each of the named executive officers are participants in the Company's 401(k) plan established pursuant to Internal Revenue Code Section 401(k) covering substantially all employees. The Company partially matches employee contributions to this plan up to 4% of the employee's base salary.

INCENTIVE STOCK OPTION PLAN

      Finally, each of the named executive officers and other senior officers of the Company and the Bank may be selected to participate in the Company's 1998 Plan. No options or other awards have been granted under the 1998 Plan.

      The Compensation Committee will continue to monitor the base salary levels and the various incentives of the named executive officers to ensure that overall compensation is consistent with the Company's objectives and competitive in the marketplace.

1999 COMPENSATION OF THE CHIEF EXECUTIVE OFFICER AND PRESIDENT

      In reviewing the 1999 compensation of the Company's Chief Executive Officer, Bill G. Jones, and the Company's President, Arthur B. Scharlach, Jr., the Compensation Committee undertook the same evaluation set forth above with respect to its other executive officers. In addition, the Compensation Committee reviewed each of their compensation history, executive compensation survey data and comparative performance information. Upon recommendation by the Compensation Committee, the Board of Directors of the Bank set Mr. Jones' salary for 1999 at $48,000 and Mr. Scharlach's salary for 1999 at $219,933. In addition to his base salary, Mr. Jones and Mr. Scharlach each participates in the Company's Bonus Plan described herein in which the amount of bonus received is based primarily on the Company's Return on Equity. From the Bonus Plan in 1999, Mr. Jones earned a bonus of $16,400 resulting in approximately 34% of his 1999 compensation being dependent on the success of the Company, and Mr. Scharlach earned a bonus of $69,605 resulting in approximately 32% of his 1999 compensation being depending on the success of the Company. The amount contributed by the Company to the 401(k) Plan in fiscal year 1999 for the benefit of Mr. Jones was $4,830 and for the benefit of Mr. Scharlach was $12,000. Mr. Jones also received a payment of $35,326 in 1999 pursuant to a supplemental retirement plan. During 1999, the Company accrued approximately $89,809 for the benefit of Mr. Scharlach pursuant to a salary continuation plan. The Compensation Committee believes that each of Mr. Jones' and Mr. Scharlach's total compensation is reasonable and competitive based on comparative performance information and the overall performance of the Company.

                                          The Compensation Committee

                                          C.A. Hinton, Sr.
                                          Weldon Miller
                                          Jonice Crane


           INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

      Many of the directors, executive officers and principal shareholders of the Company (I.E., those who own 10% or more of the Common Stock) and their associates, which include corporations, partnerships and other organizations in which they are officers or partners or in which they and their immediate families have at least a 5% interest, are customers of the Company. During 1999, the Company made loans in the ordinary course of business to many of the directors, executive officers and principal shareholders of the Company and their associates, all of which were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons unaffiliated with the Company and did not involve more than the normal risk of collectibility or present other unfavorable features. Loans to directors, executive officers and principal shareholders of the Company are subject to limitations contained in the Federal Reserve Act, the principal effect of which is to require that extensions of credit by the Company to executive officers, directors and principal shareholders satisfy the foregoing standards. As of December 31, 1999, all of such loans aggregated $1.4 million which was approximately 5.5% of the Company's Tier 1 capital at such date. The Company expects to have such transactions or transactions on a similar basis with its directors, executive officers and principal shareholders and their associates in the future.

                     BENEFICIAL OWNERSHIP OF COMMON STOCK BY
              MANAGEMENT OF THE COMPANY AND PRINCIPAL SHAREHOLDERS

      The following table sets forth certain information regarding the beneficial ownership of the Company Common Stock as of the Record Date, by (i) directors, executive officers of the Company and certain officers of the Bank listed in the Summary Compensation Table on page 6 herein, (ii) each person who is known by the Company to own beneficially 5% or more of the Common Stock and
(iii) all directors and executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each shareholder is the same as the address of the Company.


                                 NUMBER            PERCENTAGE
           NAME                 OF SHARES      BENEFICIALLY OWNED
---------------------------   --------------  ---------------------
John A. Conroy.............      127,350             3.92%
Jonice Crane...............       97,692(1)          3.01%
Guaranty Bancshares, Inc.
 Employee Stock Ownership
 Plan (with 401(k)
 provisions)...............      434,140            13.36%
Devry W. Garrett...........       24,426(2)            *
C. A. Hinton, Sr...........      179,676(3)          5.53%
Bill G. Jones..............      354,037(4)         10.89%
Russell L. Jones...........      133,558(5)          4.11%
Weldon Miller..............      224,872(6)          6.92%
Clifton A. Payne...........       29,444(7)            *
Byron M. Rhea..............       27,687(8)            *
Arthur B. Scharlach, Jr....      148,775(9)          4.58%
D. R. Zachry, Jr...........       87,029(10)         2.68%
Directors and Executive
 Officers as a Group(8)....    1,248,875            38.43%

-------------------------

*     Indicates ownership which does not exceed 1.0%.

(1) Includes 3,500 shares held of record by the Jonice Crane IRA and 1,715 shares held of record by Ms. Crane's husband.

(2) Includes 5,432 shares held of record by the Devry W. Garrett IRA and 17,264 shares held of record by the Company's 401(k) Plan, over which Mr. Garrett has investment control.

(3)   Includes 2,884 shares held of record by the Charles A. Hinton IRA.

(4) Includes 22,827 shares held of record by the Bill G. Jones IRA Rollover, 161 shares held of record by Mr. Jones' wife's IRA and 18,843 shares held of record by the Company's 401(k) Plan, over which Mr. Jones has investment control.

(5) Includes 7,164 shares held of record by Trust A under the Jones Family Trust, of which Mr. Jones is trustee, 1,000 shares held of record by Trust B1 under the Jones Family Trust, of which Mr. Jones is trustee, 1,000 shares held of record by Trust C under the Jones Family Trust, of which Mr. Jones is trustee and 28,823 shares held of record by the Company's 401(k) Plan, over which Mr. Jones has investment control.

(6) Includes 8,463 shares held of record by Everybody's Furniture Company, of which Mr. Miller is the President, 38,657 shares held of record by the Everybody's Furniture Company Profit Sharing Plan & Trust, of which Mr. Miller is the trustee, 865 shares held of record by the Weldon Miller IRA and 865 shares of held of record by Mr. Miller's wife's IRA.

(7) Includes 24,407 shares held of record by the Company's 401(k) Plan, over which Mr. Payne has investment control.

(8) Includes 27,631 shares held of record by the Company's 401(k) Plan, over which Mr. Rhea has investment control.

(9) Includes 10,338 shares held of record by the Arthur B. Scharlach, Jr. IRA, 34,041 shares held of record by Mr. Scharlach's wife, 140 shares held of record by the Erin Scharlach Trust, of which Mr. Scharlach is the trustee, 140 shares held of record by the Emily Scharlach Trust, of which Mr. Scharlach is the trustee and 63,963 shares held of record by the Company's 401(k) Plan, over which Mr. Scharlach has investment control.

(10)  Includes 2,884 shares held of record by the D. R. Zachry IRA.

                                PERFORMANCE GRAPH

      The following Performance Graph compares the cumulative total shareholder return on the Company's Common Stock for the period from May 21, 1998, when the Common Stock was first listed on the Nasdaq National Market, to December 31, 1999, with the cumulative total return of the S&P 500 Total Return Index ("S&P 500") and the Southwest Bank Index ("SWBI") for the same period. Dividend reinvestment has been assumed. The Performance Graph assumes $100 invested on May 21, 1998 in the Company's Common Stock, the S&P 500 Total Return Index and the Southwest Bank Index. The historical stock price performance for the Company's stock shown on the graph below is not necessarily indicative of future stock performance.

                      COMPOSITE OF CUMULATIVE TOTAL RETURN*
            GUARANTY BANCSHARES, INC., THE S&P 500 TOTAL RETURN INDEX
                          AND THE SOUTHWEST BANK INDEX

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                                       5/21/98   12/31/98   12/31/99
                                       -------   --------   --------
      Guaranty (GNTY)                  $100.00   $  64.00   $  68.86
      Southwest Bank Index (SWBI)       100.00      94.51      90.68
      S&P 500                           100.00     111.80     135.19


 *Assumes $100 invested on May 21, 1998 and that all dividends were reinvested.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") requires the Company's directors and executive officers and persons who own more than 10% of the outstanding Common Stock to file initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company with the Securities and Exchange Commission (the "Commission"). Officers, directors and greater than 10% shareholders are required to furnish the Company with copies of all forms they file pursuant to Section 16(a) of the Exchange Act.

      To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, during the year ended December 31, 1999, all
Section 16(a) reporting requirements applicable to the Company's officers, directors and greater than 10% shareholders were complied with except that John
A. Conroy was late in filing one report covering one transaction, Bill G. Jones was late in filing one report covering one transaction, Russell L. Jones was late in filing two reports covering four transactions, Weldon Miller was late in filing two reports covering three transactions, Clifton A. Payne was late in filing three reports covering four transactions, Arthur B. Scharlach, Jr. was late in filing two reports covering five transactions and D. R. Zachry, Jr. was late in filing one report covering one transaction. The required reports have been filed with the Commission.


             PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT AUDITORS

      The Board of Directors has appointed Fisk & Robinson, P.C. as the independent auditors of the books and accounts of the Company for the year ending December 31, 2000. Arnold, Walker, Arnold & Co., P.C. ("Arnold Walker") served as the independent auditors of the books and accounts of the Company during fiscal 1999, however, on January 19, 2000, Arnold Walker was notified that they would be dismissed following the issuance of their report on the Company's 1999 financial statements and their review of the Company's 1999 Form 10-K. Arnold Walker's dismissal was effective on February 23, 2000. The decision to change accountants was recommended by the Audit Committee of the Board of Directors of the Company and approved by the Company's Board of Directors.

      Arnold Walker's report on the financial statements for the past two years did not contain an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of the Company's financial statements during the two most recent fiscal years ended December 31, 1999 and the subsequent interim period prior to the dismissal of Arnold Walker, there were no disagreements between the Company and Arnold Walker on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to the satisfaction of Arnold Walker, would have caused Arnold Walker to make reference to the matter in their reports.

      During the Company's two most recent fiscal years and the subsequent interim period prior to the dismissal of Arnold Walker, Arnold Walker did not advise the Company with respect to any of the matters listed in paragraphs
(a)(1)(v)(A) through (D) of Item 304 of Regulation S-K.

      Effective January 21, 2000, the Board of Directors of the Company appointed Fisk & Robinson, P.C. as its principal accountant to audit the Company's 2000 financial statements. During the Company's two most recent fiscal years ended December 31, 1999 and subsequent interim period prior to the engagement of Fisk & Robinson, P.C. neither the Company, nor anyone on its behalf, consulted Fisk & Robinson, P.C. regarding the application of accounting principals to a specified completed or proposed transaction, or the type of opinion Fisk & Robinson, P.C. might render on the Company's financial statements.

      At the Meeting, the shareholders will be asked to consider and act upon a proposal to ratify the appointment of Fisk & Robinson, P.C. The ratification of such appointment will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote and present in person or represented by proxy at the Meeting. Representatives of Fisk & Robinson, P.C. will not be present at the Meeting.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY SUCH APPOINTMENT.


                  DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

      In order for shareholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act to be presented at the Company's 2001 Annual Meeting of Shareholders and included in the Company's proxy statement and form of proxy relating to such meeting, such proposals must comply with Rule 14a-8 and be submitted to the Secretary of the Company at the Company's principal executive offices not later than November 17, 2000. Shareholder proposals should be submitted to the Secretary of the Company at 100 West Arkansas, Mount Pleasant, Texas 75455.

      In addition, the Company's Amended and Restated Bylaws provide that only such business which is properly brought before a shareholder meeting will be conducted. For business to be properly brought before a meeting or nominations of persons for election to the Board of Directors to be properly made at a meeting by a shareholder, notice must be received by the Secretary of the Company at the Company's principal executive offices not later than the close of business on the 60th day prior to the meeting. Such notice must also provide certain information set forth in the Amended and Restated Bylaws. A copy of the Amended and Restated Bylaws may be obtained upon written request to the Secretary of the Company.


                                  OTHER MATTERS

      The Board of Directors does not intend to bring any other matter before the Meeting. Additionally, no shareholder of the Company has complied with the advance notice provisions contained in the Company's Bylaws, which preclude the bringing of matters before a meeting of shareholders unless such provisions are complied with. Accordingly, no other matter is expected to be brought before the Meeting. However, if any other matter does properly come before the Meeting, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies.

      You are cordially invited to attend the Meeting. Regardless of whether you plan to attend the Meeting, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope at your earliest convenience.

                              By order of the Board of Directors,


                              /s/ ARTHUR B. SCHARLACH, JR.
                                  Arthur B. Scharlach, Jr.
                                  President

                                      PROXY
                            GUARANTY BANCSHARES, INC.

   2000 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON TUESDAY, APRIL 18, 2000

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

      The 2000 Annual Meeting of Shareholders of Guaranty Bancshares, Inc. (the "Company") will be held at 100 West Arkansas, Mount Pleasant, Texas, on Tuesday, April 18, 2000, beginning at 2:00 p.m. (local time). The undersigned hereby acknowledges receipt of the related Notice of 2000 Annual Meeting of Shareholders and Proxy Statement dated March 17, 2000 accompanying this proxy.

      The undersigned hereby appoints Bill G. Jones and Arthur B. Scharlach, Jr. and each of them, attorneys and agents, with full power of substitution, to vote as proxy all shares of Common Stock, par value $1.00 per share, of the Company owned of record by the undersigned and otherwise to act on behalf of the undersigned at the 2000 Annual Meeting of Shareholders and any adjournment thereof in accordance with the directions set forth herein and with discretionary authority with respect to such other matters, as may properly come before such meeting or any adjournment thereof, including any matter presented by a shareholder at such meeting for which advance notice was not received by the Company in accordance with its Bylaws.

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY AND WILL BE VOTED FOR THE FOLLOWING PROPOSALS UNLESS OTHERWISE INDICATED.

      1. ELECTION OF DIRECTORS to serve until the 2003 Annual Meeting of Shareholders and until their successors are duly elected and qualified.

            [ ]  FOR all nominees listed below (except as otherwise indicated*)

            [ ]  WITHHOLD AUTHORITY for all nominees listed below

                 * INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, DRAW A LINE THROUGH THE NAME OF SUCH NOMINEE IN THE LIST BELOW.

                    Bill G. Jones      Weldon Miller

      2. RATIFICATION OF THE APPOINTMENT OF Fisk & Robinson, P.C. as the independent auditors of the books and accounts of the Company for the year ending December 31, 2000.

            [ ]  FOR          [ ]  AGAINST      [ ]  ABSTAIN

      This proxy is solicited by the Board of Directors and will be voted in accordance with the undersigned's directions set forth herein. If no direction is made, this proxy will be voted FOR the election of all nominees for director named herein to serve on the Board of Directors until the 2003 Annual Meeting of Shareholders and until their successors are duly elected and qualified and FOR the ratification of the appointment of Fisk & Robinson, P.C. as the independent auditors of the books and accounts of the Company for the year ending December 31, 2000.

      Please sign your name exactly as it appears below. If shares are held jointly, all joint owners should sign. If shares are held by a corporation, please sign the full corporate name by the president or any other authorized corporate officer. If shares are held by a partnership, please sign the full partnership name by an authorized person. If you are signing as attorney, executor, administrator, trustee or guardian, please set forth your full title as such.


                                    ____________________________________


                                    ____________________________________
                                    Signature(s) of Shareholder(s)

                                    Date: _____________________, 2000